UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 19, 2006

iCAD, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

4 Townsend West, Suite 17, Nashua, New Hampshire	03063
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 3.02.  Unregistered Sales of Equity Securities.

On April 19, 2006, iCAD, Inc (the “Company”) entered into an employment agreement with Kenneth Ferry that provides for Mr. Ferry’s employment as the Company’s Chief Executive Officer and President for a term commencing on May 15, 2006 and expiring on December 31, 2008, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $300,000. The agreement also provided for Mr. Ferry to receive a signing bonus of $35,000 and for his eligibility to receive during each employment year during the term of the Agreement an annual incentive bonus (“Incentive Bonus”) in each calendar year of up to $100,000 (except for the 2006 fiscal year where the Incentive Bonus will not be less than $50,000) if the Company achieves goals and objectives mutually agreed upon by the Board and Mr. Ferry.

Mr. Ferry is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. The employment agreement provides that if his employment is terminated without cause, Mr. Ferry will receive an amount equal to his base salary then in effect for the greater of the remainder of his original term of employment or one (1) year plus the pro rata portion of any Incentive Bonus earned in any employment year through the date of his termination. In the event that within six months of a “change in control”, either (i) Mr. Ferry is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason,” as all such terms are defined in the employment agreement, he will be entitled to receive his base salary then in effect for the greater of the remainder of his original term of employment or two (2) years from the date of termination plus any Incentive Bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to the agreement and as an inducement to his joining the Company, Mr. Ferry was also granted on April 19, 2006 Non-Qualified Stock Options outside of a shareholder approved plan to purchase 800,000 shares of the Company's common stock, par value $0.01 per share, with an exercise price equal to $1.59, the closing sale price of the common stock on April 17, 2006, which was the employment inducement date. The options become exercisable as to (i) 160,000 shares on May 15, 2006, (ii) an additional 160,000 shares on December 31, 2006; (iii) an additional 160,000 shares on May 15, 2007; (iv) an additional 160,000 shares on May 15, 2008 and (v) an additional 160,000 shares on May 15, 2009. Vesting of the options accelerates as to the 160,000 shares to which the options become exercisable at the latest date (to the extent any such shares remain unvested at the time), upon the closing sale price of the Company’s common stock for a period of twenty (20) consecutive trading days exceeding (i) 200% of the exercise price of the per share of the options; (ii) 300% of the exercise price per share of the options or (iv) 400% of the exercise price per share of the options. The options expire on March 15, 2011, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Mr. Ferry’s employment is terminated without cause within six (6) months of a change in control.

On April 19, 2006, the Company entered into an employment agreement with Jeffrey Barnes that provides for Mr. Barnes’ employment as the Company’s Senior Vice President of Sales for a term commencing on May 15, 2006 and expiring on December 31, 2006 subject to automatic one year renewals at the end of the initial term, subject to certain conditions, at an annual base salary of $185,000. The agreement also provided for Mr. Barnes to receive a signing bonus of $20,000 and for his eligibility to receive during each employment year during the term of the Agreement an annual Incentive Bonus in each calendar year of up to $74,000 (except for the 2006 fiscal year where the Incentive Bonus will not be less than $37,000) if the Company achieves goals and objectives mutually agreed upon by the Board and Mr. Barnes.

Mr. Barnes is also entitled to customary benefits, including participation in employee benefit plans and reasonable travel and entertainment expenses. The employment agreement provides that if his employment is terminated without cause, Mr. Barnes will receive an amount equal to his base salary then in effect for the greater of the remainder of his original term of employment or one (1) year from the date of termination plus the pro rata portion of any Incentive Bonus earned in any employment year through the date of his termination. In the event that within three months of a “change in control” either (i) Mr. Barnes is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason,” as all such terms are defined in the employment agreement, he will be entitled to receive his base salary then in effect for the greater of the remainder of his original term of employment or one (1) year from the date of termination plus any Incentive Bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to the agreement and as an inducement to his joining the Company, Mr. Barnes was also granted on April 19, 2006 Non-Qualified Stock Options outside of a shareholder approved plan to purchase 225,000 shares of the Company's common stock on, with an exercise price equal to $1.59, the closing sale price of the common stock on April 17, 2006. The options become exercisable as to (i) 45,000 shares on May 15, 2006, (ii) an additional 45,000 shares on December 31, 2006; (iii) an additional 45,000 shares on May 15, 2007; (iv) an additional 45,000 shares on May 15, 2008 and (v) an additional 45,000 shares on May 15, 2009. Vesting of the options accelerates as to the 45,000 shares to which the options become exercisable at the latest date (to the extent any such Shares remain unvested at the time), upon the closing sale price of the Company’s common stock for a period of twenty (20) consecutive trading days exceeding (i) 200% of the exercise price of the per share of the option; (ii) 300% of the exercise price per share of the options or (iv) 400% of the exercise price per share of the options. The options expire on March 15, 2011, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Mr. Barnes’ employment is terminated without cause within six (6) months of a change in control.

The options granted to Mr. Ferry and Mr. Barnes were issued in private transactions pursuant to exemptions from registration under Section 2(a)(3) or Section 4(2) of the Securities Act of 1933, as amended.

On April 19, 2006 the Company entered into a separation agreement and release with W. Scott Parr, its Chief Executive Officer and President, providing for his resignation from those positions with the Company effective May 15, 2006. Pursuant to the agreement Mr. Parr will receive his current salary through May 15, 2006 and a separation payment equal to $480,000 less applicable taxes and withholding, payable in 24 monthly installments.

On April 19, 2006 the Board agreed to enter into Indemnification agreement with each of the Company’s directors and officers which will provide for the Company to Indemnify each of such persons to the fullest extent authorized or permitted by the Delaware General Corporation law.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 19, 2006, W. Scott Parr resigned as Chief Executive Officer and President of the Company effective May 15, 2006. Mr. Parr will remain as a Director of the Company and was appointed by the Board as its Vice Chairman, a non-officer position. On April 19, 2006, the Board of Directors of the Company appointed Kenneth M. Ferry as the Company’s President, Chief Executive Officer and a Class I member of the Company’s Board of Directors effective May 15, 2006.

Mr. Ferry, age 52,  has over 20 years of experience in the healthcare technology field, with more than 10 years experience in senior management positions with P&L responsibilities. He was most recently Senior Vice President and General Manager for the Global Patient Monitoring business for Philips Medical Systems, the market leader in a $2.5 billion industry. In this role he was responsible for Research & Development, Marketing, Business Development, Supply Chain and Manufacturing, Quality and Regulatory, Finance and Human Resources. Since 2001, Mr. Ferry was also a Senior Vice President for the parent company, Philips Electronics Medical Systems Division.

From 1983 to 2001, Mr. Ferry served in a number of management positions with Hewlett Packard and Agilent Technologies. As a Vice President and General Manager in the Hewlett Packard / Agilent Technologies Healthcare Solutions Group, he was one of the key executives responsible for the sale of Agilent’s Medical Solutions Group to Philips in August 2001. Prior to this, beginning in 1997, he served as Vice President and General Manager of North American Field Operations for Hewlett Packard and Agilent Technologies. He was responsible for sales, service, and marketing for Patient Monitoring, Cardiac Ultrasound, Defibrillation, Diagnostic EKG and Information Technology solutions. Mr. Ferry is a graduate of the Boston College School of Management in Newton, Massachusetts.

The description of Mr. Ferry’s employment agreement contained in Item 1.01 of this Form 8-K is incorporated by reference into this Item 5.02.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 19, 2006 the Company amended its By Laws as follows:

1) Article II, Section 2.11 was amended to provide that special meetings of the Company’s shareholders may be called by the Board of Directors or the Secretary at the request in writing of holders of a majority of shares entitled to vote at a meeting. The prior provision provided that special meetings of shareholders could be called by the board or the President or holders of record of a majority of the outstanding shares entitled to vote at the meeting.

2) Article III, Section 3.11 was added to provide for the directors to elect a Chairman and Vice Chairman from its members, to specify that the Chairman, or in the Chairman’s absence, the Vice Chairman, or in the absence of both, a director or officer of the Company chosen by the directors shall preside over meetings of shareholders.

3) Article IV, Section 4.10 was amended to delete the reference to Chairman as an officer position.

4) Article IV, Section 4.30 was amended to delete the sentence relating to the duties of the Chairman of the Board and the sentence that provided that in the absence of the Chairman, the President shall perform all of the duties of the Chairman.

Item 8.01. Other Events

On April 19, 2006 the panel of arbitrators in the case entitled R2 Technology (“R2”) and Shih-Ping Wang vs. iCAD, Inc. rejected all of the claims of R2 , finding that the Company did not infringe any patent asserted by R2. The arbitrators also found that R2 did not infringe any of the Company’s patents.

9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 3(ii) Amendment dated April 19, 2006 to the Company’s Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Annette Heroux
Annette Heroux Vice President of Finance, Chief Financial Officer

Date: April 25, 2006

EXHIBIT INDEX

Exhibit No.	Description of Document

3.ii	Amendment dated April 19, 2006 to the Registrant’s By-Laws.